Exhibit 10.1

Costco Wholesale Corporation

Executive Bonus Plan

For fiscal year 2020, executive officers are, depending upon the individual, eligible for a bonus award of up to approximately $200,000. The final bonus amounts are subject to the approval of the Compensation Committee.

Eligibility for up to 50% of the bonus amount is determined by whether the Company has met its pre-tax income goal for the year, as indicated in the Company’s internal budget.

The remaining 50% is determined by goals relevant to the executive officer’s area of responsibility and a discretionary component determined by the individual’s manager:

For those whose responsibilities are operational, the goals relate to sales, controllable expense, shrink, and pre-tax profit in their areas of responsibility.

For those whose responsibilities are primarily buying, the goals relate to sales and pre-shrink gross margin in their areas of responsibility.

For those whose responsibilities are staff functions, the goals relate to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibility.

To be eligible for the annual bonus, an individual must still be employed by the Company at the time bonus checks are issued (November).